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EXHIBIT 10.1


uWink, Inc.
12536 Beatrice St.
Los Angeles, CA 90066
310.827.6900 310.827.7633 fax
www.uwink.com



April 19, 2006

Bradley Rotter
850 Corbet Avenue
Suite 6
San Francisco, CA 94131

Dear Bradley:

Reference is made to the $200,000, 10% Convertible Note, dated October 10, 2005, and due April 10, 2006, between uWink, Inc. (the Company) and you. This letter will confirm our agreement regarding the note as follows:

         1. The Company will make repayment to you on the date hereof of $100,000 plus all accrued interest on the note, amounting to $10,356 through the date hereof.

         2. In accordance with the terms of the note, the Company will issue to you warrants, in the form attached as Exhibit A, to purchase 100,000 shares of common stock; provided that, in consideration of your agreement to enter into a new note regarding the remaining $100,000 on the original note, the exercise price of such warrants shall be $0.345 per share.

         3. Effective as of the date hereof, you and the Company will enter into a new $100,000, 6 month 10% Convertible Note, on substantially the same terms as the original note and in the form of Exhibit B: provided that upon repayment or redemption of such note, you will be granted warrants, in the form of Exhibit A, to purchase an additional 100,000 shares of common stock at $0.345 per share.

Best,

/s/ Nolan Bushnell

Nolan K. Bushnell
Chairman and CEO

Agreed and accepted:

/s/ Bradley Rotter
Bradley Rotter